This Nonqualified Stock Option Agreement (the "Agreement"), effective as of August 17, 2000 (the "Date of Grant"), is made by and between The Viola Group Inc., a New York corporation (the "Company"), and Andrew Benson (the "Recipient").

        Background

The Company has established the Viola Group Inc. Stock Incentive Plan (the "Plan"). The Company wishes to grant to the Recipient a Nonqualified Stock Option pursuant to the terms of the Plan.

Therefore, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the Company and the Recipient agree as follows:

1. Grant of Option. In consideration of service to the Company and for other good and valuable consideration, the Company grants to the Recipient a Nonqualified Stock Option (the "Option") to purchase 187,500 Shares in accordance with the terms and conditions of the Plan and this Agreement. The Option is granted in accordance with the terms and conditions of the Plan, the terms of which are incorporated herein by reference, and the Agreement shall in all respects be interpreted in accordance with the Plan. Any term used in the Agreement that is not otherwise defined in the Agreement shall have the meaning assigned to it by the Plan.

2. Option Price. The purchase price of the Shares subject to the Option shall be the par value $.01 per Share.

3. Adjustments in Option. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock occurs, the Committee will equitably adjust the number and class of Shares then subject to the Option, and the price per Share payable upon exercise of the Option. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, the Option will pertain to the securities and other property to which a holder of the number of Shares covered by the Option would have been entitled to receive in connection with any merger, consolidation, reorganization, liquidation or dissolution. Any adjustment in the Option pursuant to this Section 3 shall be made without change in the total price applicable to the unexercised portion of the Option (except for any change in the aggregate price resulting from rounding-off of share quantities or prices) and with any necessary corresponding adjustment in the Option price per share. Any such adjustment made by the Committee shall be final and binding upon the Recipient, the Company and all other interested persons.

4. Person Eligible to Exercise Option. During the lifetime of the Recipient, only the Recipient may exercise the Option or any portion of the Option. After the death of the Recipient, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under the terms of the Plan, be exercised by the Recipient's personal representative or by any other person empowered to do so under the Recipient's will, trust or under then applicable laws of descent and distribution.

5. Manner of Exercise. The Option, or any portion of the Option, shall be exercised only in accordance with the provisions of the Plan and this Agreement. The person exercising the Option shall give to the Company a written notice that shall: (i) state the number of Shares with respect to which the Option is being exercised; and (ii) specify a date (other than a Saturday, Sunday or legal holiday) not more than ten days after the date of such written notice, as the date on which the Shares will be purchased.
Such tender and conveyance shall take place at the principal office of the Company during ordinary business hours, or at such other hour and place agreed upon by the Company and the person or persons exercising the Option.
On the date specified in such written notice, the Company shall accept payment for the Option Shares in cash, by bank or certified check, by wire transfer, by delivery of a notice instructing the Company to deliver the Shares to a broker subject to the broker's delivery of cash to the Company equal to the exercise price, or by such other means as may be approved by the Committee, and shall deliver to the person or persons exercising the Option in exchange therefor an appropriate certificate or certificates for fully paid nonassessable Shares or undertake to deliver certificates within a reasonable period of time. In the event of any failure to take up and pay for the number of Shares specified in such written notice on the date set forth therein (or on the extended date as above provided), the right to exercise the Option shall terminate with respect to such number of Shares, but shall continue with respect to the remaining Shares covered by the Option and not yet acquired pursuant thereto.

        The person who exercises the Option shall warrant to the Company that, at the time of such exercise, such person is acquiring his or her Option
Shares for investment and not with a view to, or for or in connection with, the distribution of any such Shares, and shall make such other representations, warranties, acknowledgments, and affirmations, if any, as the Committee may require. In such event, the person acquiring such Shares shall be bound by the provisions of an appropriate legend which shall be endorsed upon the certificate(s) evidencing his or her Option Shares issued pursuant to such exercise. The Company may delay issuance of the Shares until completion of any action or obtaining any consent that the Company deem necessary under any applicable law (including without limitation state securities or "blue sky" laws).

6. Conditions to Issuance of Stock Certificates. The shares of stock deliverable upon the exercise of the Option, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have been reacquired by the Company. Such shares shall be fully paid and nonassessable.

7. Rights of Shareholders. The Recipient shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any shares purchasable upon the exercise of any part of the Option unless and until certificates representing such shares shall have been issued by the Company to the Recipient.

8.        Vesting and Exercisability.          A Recipient's interest in the
Option shall vest according to the provisions of this Section 8 and shall be exercisable as to not more than the vested percentage of the shares subject to the Option at any point in time. Furthermore, the Option is exercisable only if the issuance of Shares upon exercise would comply with applicable securities laws. To the extent the Option is either unexercisable or unexercised, the unexercised portion shall accumulate until the Option both becomes exercisable and is exercised, subject to the provisions of Section 9 of the Agreement. The Option shall become vested as follows:

Anniversary of Date of Grant

        Date of Grant
        August 17, 2001 - August 16, 2002
        After August 16, 2003


Vested Percentage of Option

         50%
         75%
         100%

        The Committee, in its sole and absolute discretion, may accelerate the vesting of the Option at any time. The Option shall automatically become 100% vested upon the occurrence of a Change of Control.

        (b) A Change of Control means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or group of related Persons, as defined in Section 13(d) of the Exchange Act (a "Group"), other than to Permitted Holders; (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group (other than Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Voting Stock of the Company or any successor to all or substantially all of its assets; or (iv) the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors.

        (c) For purposes of Section 8(b) above, the following terms shall have the following meanings:

                (i) "Capital Stock" of any Person means any and all shares, interests, participation or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

                (ii) "Continuing Directors" means, as of any date of determination, any member of the board of directors of the Company who
(A) was a member of such board of directors on August 16, 2000 or (B) was nominated for election or elected to such board of directors by any of the Permitted Holders or with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

                (iii) "Exchange Act" refers to the Securities Exchange Act of 1934 as it may be amended and any successor act thereto.

                (iv) "Permitted Holder" means as of the date of determination (A) Andrew Benson, Reggie Phillips or John Cairns and any of their respective spouses, estates, lineal descendants (including adoptive children), heirs, executors, personal representatives, administrators and trusts for any of their benefit and (B) any other Person, the majority of whose Voting Stock is directly or indirectly owned by any Person described in clause (A) above.

                (v) "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

                (vi) "Subsidiary" of any Person means (A) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or (B) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

                (vii)        "Voting Stock" of any Person means Capital
Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

9. Duration of Option. Except as specified below, the Option shall expire on August 16, 2010. Notwithstanding the foregoing, the Option may expire prior to August 16, 2010, in the following circumstances:

        a. In the case of the Recipient's death, the Option shall expire on the one-year anniversary of the Recipient's death.

        b. If the Recipient's employment or affiliation with the Company terminates as a result of his total and permanent Disability, the Option shall expire on the one-year anniversary of the Recipient's last day of employment.

        c. If the Recipient ceases employment or affiliation with the Company as a result of his retirement in accordance with the Company's normal retirement policies, or if the Company terminates the Recipient's employment other than for Cause, the Option shall expire 90 days following the last day of the Recipient's employment.

        d. If the Recipient ceases employment or affiliation with the Company for any reason other than the reasons described in Sections 9.a, 9.b. or 9.c. of this Agreement, the Option shall expire 30 days following the last day that the Recipient is employed by the Company.

        e. During the period following the last day that the Recipient is employed by the Company (whether or not employment is terminated as referenced in Sections 9.a, 9.b, 9.c or 9.d of this Agreement), the Option will be exercisable only to the extent the Recipient's interest in the Option is vested on the date the Recipient's employment terminates.

        f.        Notwithstanding any provisions set forth above in this
Section 9, if the Company terminates the Recipient's employment for Cause, any unexercised part of the Option shall expire immediately upon the earlier of the occurrence that constitutes Cause or the last day the Recipient is employed by the Company.

10. Administration. The Committee shall have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application of the Agreement as are consistent herewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Recipient, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement or any similar agreement to which the Company is a party.

11. Transfer of Option. Unless otherwise permitted by applicable laws and approved in advance by the Committee, the Option shall not be transferable by the Recipient and shall be exercisable, during the Recipient's lifetime, only by such Recipient or, in the event of the Recipient's incapacity, his guardianor legal representative. Except as otherwise permitted herein, the Option shall not be assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process and any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted thereunder contrary to the provisions of this Section 11, or the levy of any attachment or similar process upon an option or such rights, shall be null and void. This Section 11 shall not prevent transfers by will or by the applicable laws of descent and distribution.

12. Shares to be Reserved. The Company shall at all times during the term of the Option reserve and keep available such number of shares of stock as will be sufficient to satisfy the requirements of this Agreement.

13.        Termination.    Without the consent of Recipient or the holder
currently entitled to exercise the Option, the Board may establish a date or event upon which the Plan and the unexercised portion of the Option will terminate; provided, however, that the Board must provide to the Recipient or the holder currently entitled to exercise the Option written notice of the termination of the Plan and the Option no less than 30 days prior to the date or event upon which the Plan and the unexercised portion of the Option will terminate.

14. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its President (or the President's delegate, in the President's absence). Any notice to be given to the Recipient shall be addressed to him at the address given beneath his signature below. By a notice given pursuant to this Section 14, either party may hereafter designate a different address for notices to be given to him. Any notice which is required to be given to the Recipient shall, if the Recipient is then deceased, be given to the Recipient's personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 14. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope addressed as aforesaid, deposited (with postage prepaid) in a United States postal receptacle.

15. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

The Company and the Recipient have executed this Agreement effective as of the date first written above.


        THE VIOLA GROUP INC.

    /s/ Arthur D. Viola
        ________________________________
        Arthur D. Viola, President


    /s/ ____________________________________
        Signature of Recipient


        ____________________________________
        Address of Recipient